EXHIBIT 99.2

Operator

Good afternoon and thank you for joining us on Sunrise Telecom's third quarter 2008 earnings conference call. Presenting the quarter’s results today are Paul Marshall, the President and Chief Executive Officer, and Rick Kent, the Chief Financial Officer.

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Before we begin, let me inform you that during today’s discussions, management may make forward-looking statements about anticipated future revenues, gross margins, operating expenses and other financial and business information.

•	These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from what is projected.

•	Additional information concerning these risk factors can be found in our 2007 Annual Report on Form 10-K.

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All information disclosed today related to our projections or other forward-looking statements is based on management’s current expectations. The Company does not undertake any duty to update its forward-looking statements should circumstances change.

A web cast replay of this call will be available on the Sunrise Telecom website for 30 days.

And now I’ll turn the call over to Paul Marshall.

Paul

Good afternoon. Today we will discuss the results for the third quarter ended September 30, 2008. After the prepared comments, participants of the live call will have an opportunity to ask questions.

To begin the call, before I review our quarterly financial results, I would like to announce some important strategic actions we have taken to streamline the company and improve our operating model. As many of you know, last year we commenced an extensive, company-wide restructuring initiative to reduce our costs and to focus our business on our core operational strengths.

Significant actions taken this quarter include largely completing the integration of our telecom and broadband product groups. This included merging the accounting and order entry systems for these product groups, as well as, consolidating their manufacturing operations to our two remaining facilities. We shutdown our Montreal facility at the end of September, and products formerly manufactured in Montreal and Atlanta are now being manufactured in San Jose and Taiwan. As a result of these integration efforts, we have reduced our headcount by 25% from a year ago.

We are executing our strategy to enhance our focus and effectiveness by divesting non core businesses. To this end we signed a Memorandum of Understanding to divest the Hi-Resolution portion of our optical products group. This small group has 5 or so employees located in Geneva, Switzerland, and has never achieved sufficient scale for our purposes. We are focused on additional strategic actions aimed at further simplifying our strategy and our operations. Such actions will enable Sunrise Telecom to more effectively focus on its core business strengths and improve our liquidity.

While we are pleased with the progress we have made to streamline our organization, the business environment is quite different now than it was when we first set our operational targets. We are therefore taking additional measures to further tighten our strategic focus and improve operating efficiencies. These actions will be implemented during the fourth quarter, and we expect to reduce operating expenses in the first half of 2009 by an additional 25% from third quarter 2008 levels.

We continue to develop a steady stream of innovative products that most appropriately address the installation and maintenance needs of our network service provider customers. The company has a strong pipeline of new and enhanced products to be introduced over the next two quarters, which should contribute significantly to 2009 revenue.

Finally, I would like to review our customer highlights and product sales for the third quarter before turning the call over to Rick.

Sales for the third quarter were $18.7 million, down 5% sequentially, largely due to softness in our cable broadband business.

Sales in our wireline access business in the third quarter were $6.6 million, approximately flat with the prior quarter and down 30% from a year ago. Sales of our MTT product line remained the largest contributor in the quarter, benefiting from strong demand for ADSL2+ and VDSL test equipment from Tier 1 carriers outside of North America. Sales of our legacy products rebounded from a weak second quarter, driven by demand from emerging market customers.

Our cable broadband products group had sales of $4.0 million, down 20% sequentially and down 38% year-over-year. The weakness was primarily due to unanticipated delivery delays while we transitioned product lines from Montreal and Atlanta to San Jose and Taiwan. We received strong initial customer response for our RealWorx Web 7/24 monitoring system, which works in tandem with our AT2500 and AT1600 products. We have a record backlog for these products, although some of this larger than normal backlog should be attributed to some shipment delays due the aforementioned consolidation of our manufacturing operations. Our production has and will continue to ramp up nicely and we expect improved sales from these products in the fourth quarter of 2008 and first quarter of 2009 as we work down the backlog.

Fiber optics products generated third quarter 2008 revenues of $5.7 million, down 4% sequentially and up 31% from a year ago. Our STT product line, which targets a broad range of applications in metro markets, remained steady in the quarter. Sales of our STT 10G Ethernet product line reached an all-time high, fueled by orders from multiple geographies worldwide. Initial customer feedback for Sunrise Telecom’s SunLite GigE has been very positive. This product was launched last quarter and is a palm-sized Gigabit Ethernet test device, ideally suited for the installation and maintenance of Ethernet business services. We expect sales for this product to begin ramping in the fourth quarter and become significant in 2009. The Ethernet test market remains an area of strategic focus for us, and we are excited about our new product pipeline for this segment heading into 2009.

Turning to our Protocol business, third quarter sales were $2.4 million, up 6% sequentially and down 7% from a year ago as a large Tier 1 European customer upgraded their installed protocol products to cover the latest NGN environment. Also during the quarter, our flagship Traffic Analysis and Monitoring System (TAMS) received validation for the IBM Netcool/Omnibus Platform, one of the most popular solutions for fault management in operator network operations centers.

Now let me turn the call over to Rick Kent.

RICK

Thank you, Paul. I will review specifics of our financial performance for the quarter.

Before I review preliminary results, please be cautioned that reported results for the third quarter exclude an anticipated non-cash impairment charge associated with the company’s long term assets, including goodwill. As a result of our lower market capitalization, we have retained an independent valuation firm to re-evaluate the company's long term assets, including goodwill, in accordance with FAS 142 and 144. We expect the revaluation could result in a non-cash impairment charge for long term assets, which could be significant, over 10 million dollars. We expect to finalize the charge in the fourth quarter of 2008. The non-cash charge will significantly impact third quarter financial results and will be reported in the company’s Form 10 Q report for the third quarter 2008.

As Paul mentioned, net sales were $18.7 million, down 5% sequentially and down 19% compared to a year ago. The sequential decline in revenue was primarily driven by softness in our cable broadband business while other product lines were flat.

By region, revenues from the Americas were 39% of total sales compared with 44% in the year ago period. Revenues from Europe, Africa and the Middle East were 34% of revenues versus 36% from the same period a year ago. Revenues from Asia/Pacific were 21% versus 16% a year ago and Latin America was 7% versus 4% a year ago reflecting sales of legacy products.

Gross margin for third quarter was $10.5 million or 56% of revenues, and includes a charge to cost of goods sold of $1.2 million to write down the value of inventory. The largest driver of the inventory write down is related to a redesign of a wireline access product. We also wrote down the value of a discontinued optical product related to our Geneva operations. We expect to incur warranty expenditures during the next couple quarters for a large customer which could range from $1.5 million to $3 million.

Overall operating expenses of $14.7 million were down from $16.1 million in the second quarter of 2008 and $17.6 million in the third quarter of 2007. Restructuring costs were approximately $950 thousand in the third quarter compared with $200 thousand in the second quarter. Excluding restructuring costs, quarterly operating expenses are down almost $4 million compared to a year ago.

R&D expenses were $4.4 million, or 23% of revenue, down approximately $600 thousand from $5.0 million in the prior quarter and down $1.5 million from $5.9 million a year ago due to a reduction in our R&D staff.

Sales and marketing expenses were $5.9 million, or 31% of revenue, down roughly $500 thousand from $6.4 million in the prior quarter and down $1.4 million from $7.3 million a year ago.

G&A expenses were $3.5 million, or 18% of revenue, down approximately $1.0 million from $4.5 million in the prior quarter and the year ago period primarily due to headcount reductions.

The third quarter operating loss was $4.1 million, compared to an operating loss of $3.8 million in the prior quarter and $3.4 million a year ago. Net income for the quarter was a loss of ($5.2) million or ($0.10) per share, including $950,000 in restructuring charges. Results for the third quarter include non-operating items of $950,000 for restructuring and an inventory write-down of $900,000 related to discontinued and redesigned product, as well as the unfavorable impact of foreign exchange of roughly $900 thousand, totaling $2.8 million. We are disappointed with the size of the loss in the third quarter; we did not expect such large one-time charges, and our revenues have been tracking below where we thought they would be.

During the third quarter, operating cash flow was a negative $2.5 million and tracks our net loss closely. This compares with negative operating cash flow of $3.9 million in the second quarter.

Now turning to the balance sheet, as of September 30, 2008, Sunrise Telecom had approximately $7 million in net cash with $11 million of cash on the Balance Sheet. Short term borrowings were $4.1 million as of September 30, 2008, which includes $4 million from our Silicon Valley Bank line of credit. We announced during the quarter that we extended our $10 million Silicon Valley Bank line of credit through August 12, 2009. We are communicating continually with the Bank about the impact of the potential impairment charge and the potential warranty charge and the impact on our covenants. We expect to take additional strategic actions in the fourth quarter to improve the company’s cash position.

I’d like to highlight that we have achieved annualized savings of approximately $16 million related to the actions we announced last February and began in the third quarter of 2007. The additional actions we have announced today are targeting an additional 25% reduction in operating expenses. We expect to complete these actions in the fourth quarter and are still working to finalize the detailed plans. We expect to incur a one-time charge in the fourth quarter associated with employee severance payments and other miscellaneous charges.

Lastly, turning to our SEC filings, we filed our 2007 10-K on October 2nd, essentially meeting the timeline we had outlined in May. In order to become current, we still need to file the three 2008 Q's. Our objective is to be current by year-end and we are working hard to meet this goal. While year-end is our goal, we feel there is some risk to this target as we have recently hired a new corporate controller.

With that I will turn the call back to Paul for the Q4 outlook.

PAUL

Thank you, Rick. Finally, let me provide you with our outlook for the fourth quarter of fiscal 2008.

While our backlog is healthy, we are cautious about the fourth quarter given the uncertainty in the macro- economic environment as well as the potential impact of extended delivery dates for several products. We are forecasting sales to be in the range of $17 million to $21 million.

In summary, I am proud of the work we have done so far to restructure the company, but there is still a lot of to do. We will continue to reshape our company to better focus on our core business, providing leading test equipment for field installation and maintenance testing of business services, residential triple play services, and next generation network convergence. We are taking the necessary actions to strengthen Sunrise Telecom’s financial position, enhance our strategic focus, and return the company to profitability.

Thank you for your continued interest in Sunrise Telecom… Now let me open the call for questions. Operator…

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